Exhibit 4.2

THOMSON REUTERS CORPORATION

AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN

QUESTIONS AND ANSWERS

THE FOLLOWING QUESTIONS AND ANSWERS DEAL WITH CERTAIN FEATURES OF THE PLAN AND ARE DESIGNED ONLY TO BE HELPFUL. THEY DO NOT COVER ALL OF THE PROVISIONS OF THE PLAN. FOR FULL PARTICULARS PLEASE SEE “DESCRIPTION OF THE AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN OF THE CORPORATION” AS SET FORTH HEREIN.

1.                                       WHAT IS THE DIVIDEND REINVESTMENT PLAN?

We refer to the Thomson Reuters Corporation Dividend Reinvestment Plan as the plan. The plan provides a means for holders of our common shares who are resident in Canada, the United States and the United Kingdom (and certain other eligible jurisdictions) to purchase additional shares by the reinvestment of their dividends.

2.                                       WHAT ARE THE ADVANTAGES OF THE PLAN?

A participant may purchase shares quarterly by reinvesting ALL the cash dividends paid on the shares held of record by the participant pursuant to the plan. THE PRICE OF SHARES PURCHASED WILL BE THE WEIGHTED AVERAGE MARKET PRICE, as described under “Purchase Price”.  Investment of all of a participant’s funds in the plan is possible because the plan permits fractions of shares, as well as whole shares, to be purchased and held by Computershare Trust Company of Canada, who we refer to as Computershare, for participants pursuant to the plan.  DIVIDENDS PAID ON SHARES ENROLLED IN THE PLAN, INCLUDING FRACTIONS, WILL BE AUTOMATICALLY REINVESTED.

THERE ARE NO BROKERAGE COMMISSIONS OR SERVICE CHARGES PAYABLE BY PARTICIPANTS IN CONNECTION WITH THE PURCHASE OF SHARES PURSUANT TO THE PLAN.  All administrative costs of the plan, including fees and expenses of Computershare, are paid by us.

3.                                       WHO IS ELIGIBLE TO PARTICIPATE?

Any registered or beneficial holder of our common shares who are resident in Canada, the United States or the United Kingdom are eligible to participate in the plan.  Participation by shareholders resident in other countries is subject to confirmation by us that such participation is in accordance with the laws in force in such countries.

4.                                       HOW DOES AN ELIGIBLE SHAREHOLDER BECOME A PARTICIPANT IN THE PLAN?

An eligible shareholder may enroll in the plan by completing and signing a participation form and returning it to Computershare at the address set forth below or arranging its nominee to complete, sign and return a participation form to Computershare at the address set forth below. The completed participation form must be received by Computershare at least five business days before the record date in order for that dividend to be dealt with under the plan in accordance with such participation form. CDS or DTC, as applicable, will provide instructions to Computershare regarding the extent of its participation in the plan, on behalf of beneficial owners of common shares, in respect of every dividend payment date on which cash dividends otherwise payable to CDS or DTC, as applicable, as shareholder of record, are to be reinvested under the plan.  Do not send share certificates or dividend cheques. ONCE YOU HAVE ENROLLED, YOUR PARTICIPATION IN THE PLAN CONTINUES UNTIL TERMINATED BY YOU OR UNTIL THE PLAN IS TERMINATED BY US OR IF YOU CHANGE YOUR RESIDENCE TO A COUNTRY WHOSE RESIDENTS ARE NOT ELIGIBLE TO PARTICIPATE IN THE PLAN. NO FURTHER ACTION IS REQUIRED UNLESS YOU WISH TO CHANGE THE TERMS OF YOUR CURRENT PARTICIPATION IN THE PLAN.

5.                                       HOW WILL OUR SHARES BE PURCHASED FOR PARTICIPANTS?

On each dividend payment date, we will, after deducting any applicable withholding taxes, promptly pay over to Computershare all cash dividends paid on shares held of record by participants and enrolled in the plan and all cash dividends on shares held of record by Computershare for participants’ accounts pursuant to the plan, and Computershare will purchase shares for the participants with such funds directly from us.

6.                                       WHAT WILL BE THE PRICE OF SHARES PURCHASED UNDER THE PLAN?

The price of the shares purchased under the plan will be the weighted average trading price for the common shares on the Toronto Stock Exchange for the five trading days preceding the record date for the dividend. Dividends, which are payable in United States currency, will be converted into Canadian dollars at the Bank of Canada noon rate for Canadian dollars on the record date for the dividend (or the next business day if this day is not a business day).

7.                                       WILL CERTIFICATES BE ISSUED FOR SHARES PURCHASED?

All shares purchased pursuant to the plan are enrolled in the plan and are registered in the name of Computershare, or its nominee, as agent for the participants in the plan. Certificates for such shares will not be issued to participants unless specifically requested. This convenience protects against loss, theft or destruction of share certificates. The number of shares purchased pursuant to the plan will be credited to plan accounts established for participants and will be shown on their statements of account.

A participant may request a certificate for any number of whole shares held by Computershare for their account by writing to Computershare. However, certificates for less than five shares will not be issued except upon withdrawal from the plan or termination of the plan. Certificates will never be issued for fractional shares.  Certificates will be sent to you after Computershare receives your written request.

Certain registered holders may alternatively request a DRS transfer (book entry registration without a certificate).

8.                                       WHEN MAY A PARTICIPANT TERMINATE PARTICIPATION IN THE PLAN?

A participant may terminate participation in the plan at any time by giving written notice to Computershare. A participant who wishes to suspend dividend reinvestment with respect to all shares enrolled in the plan may do so if written notice is received by Computershare at least five business days preceding the dividend record date.

9.                                       WHAT HAPPENS WHEN PARTICIPATION IN THE PLAN IS TERMINATED?

When terminating participation in the plan, a participant will receive a certificate for the whole shares held in the participant’s account and a cash payment in settlement of any fraction of a share.  The cash payment will be calculated pursuant to the closing price of the common shares on the Toronto Stock Exchange on the business day immediately preceding the effective date of termination.

Certain registered holders may alternatively request a DRS transfer (book entry registration without a certificate).

10.                                 MAY THE PLAN BE CHANGED OR TERMINATED?

The plan may be amended, suspended or terminated by us at any time.

11.                                 WHAT KIND OF STATEMENTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

Computershare will mail a statement to each registered holder who is a participant as soon as practicable following each dividend payment date. These statements are a participant’s continuing record of purchases and should be retained for  income tax purposes.

Participants who are beneficial owners will receive their information in a format provided by their financial intermediary.

12.                                 WHAT ARE THE INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

The fact that dividends are invested pursuant to the plan does not relieve participants of any liability for taxes that may be payable on such dividends. A summary explanation of the tax implications of participation in the plan can be found on page 24 of our Registration Statement on Form F-3 filed May 1, 2008.

13.                                 ANY COMMUNICATION OR QUESTIONS REGARDING THE PLAN SHOULD BE ADDRESSED TO COMPUTERSHARE AT:

Computershare Trust Company of Canada
Attention: Dividend Reinvestment Department
100 University Avenue, 9th Floor
Toronto, Ontario M5J 2Y1
Canada

Tel:	(800) 564-6253 (toll free in Canada and the United States)
(514) 982-7270 (from any country)
Fax:	(888) 453-0330
Email:	service@computershare.com
Website URL:	www.computershare.com

DESCRIPTION OF THE AMENDED AND RESTATED DIVIDEND REINVESTMENT

PLAN OF THOMSON REUTERS CORPORATION

PURPOSE OF THE PLAN

The purpose of our amended and restated dividend reinvestment plan is to provide holders of our common shares resident in Canada, the United States and the United Kingdom (and certain other eligible jurisdictions) with a simple and convenient method of investing cash dividends declared on our common shares in additional common shares of Thomson Reuters Corporation, without paying any brokerage commissions or service charges.

The Thomson Reuters board intends to pay quarterly dividends on the Thomson Reuters Corporation common shares and the Thomson Reuters PLC ordinary shares. The rate at which Thomson Reuters pays dividends takes into account all factors that the Thomson Reuters board considers relevant from the perspective of Thomson Reuters, including its available cash flow, financial condition and capital requirements. Thomson Reuters dividend policy is reviewed annually by the Thomson Reuters board and the decision to declare dividends is at the discretion of the Thomson Reuters board.

PARTICIPATION IN THE PLAN

Eligibility

You are eligible to participate in the plan if you are a registered or beneficial owner of common shares resident in Canada, the United States or the United Kingdom (and certain other eligible jurisdictions) and meet the requirements outlined below.  Residents of Canada, the United States or the United Kingdom are eligible to participate in the plan. Shareholders resident in other jurisdictions may be allowed to participate in the plan only if we determine that participation should be made available to those shareholders taking into account the necessary steps to comply with the laws relating to the offering and the sale of common shares in the jurisdiction of those shareholders.

Enrollment – Registered Shareholders

If you are a registered shareholder, you may enroll all of your common shares in the Plan.  To become a participant, you must complete a participation form and forward it to Computershare Trust Company of Canada (“Computershare”), in the manner indicated below.  You may obtain a participation form at any time by making a request to Computershare.

Your participation in the plan will commence with the next dividend payment date after Computershare receives your participation form, provided Computershare receives it at least five business days before the record date of the dividend. If a participation form is received by Computershare after that date, that dividend will be paid to you in the usual manner and your participation in the plan will commence with the next dividend. Dividend record dates for the common shares have historically been approximately three to four weeks prior to the dividend payment dates.

If the common shares are registered in more than one name, all registered holders must sign the participation form. Also, if your total holding is registered in different names (e.g., full name on some share certificates and initials and surname on other share certificates), a separate participation form must be completed for each different registration name. If dividends from all shareholdings are to be reinvested under one account, registration must be identical.

Enrollment – Beneficial Owners of Common Shares

If you are a beneficial owner whose common shares are registered in the name of Clearing and Depository Services, Inc. (“CDS”) or The Depository Trust Company (“DTC”) or a name other than your own, you may participate in the plan by (i) having those common shares transferred into your name directly and then enroll such common shares in the plan or (ii) make appropriate arrangements with the broker, investment dealer, financial institution or other nominee who holds your common shares to enroll in the plan on your behalf, either as a nominee that delivers a completed and executed participation form to Computershare in the manner provided in the plan, or, if applicable, as a CDS participant or a DTC participant through enrollment by CDS or DTC, respectively.

If you are a beneficial owner of common shares and wish to enroll in the plan through a CDS participant or a DTC participant in respect of your common shares registered through CDS or DTC, appropriate instructions must be received by CDS or DTC, as applicable, from the CDS participant or DTC participant not later than such deadline as may be established by CDS or DTC from time to time, in order for the instructions to take effect on the dividend payment date to which that dividend record date relates.

Instructions received by CDS or DTC after their internal deadline will not take effect until the next following dividend payment date. CDS participants and DTC participants holding common shares on behalf of beneficial owners of common shares registered through CDS or DTC must arrange for CDS or DTC, as applicable, to enroll such common shares in the plan on behalf of such beneficial owners in respect of each dividend payment date.

If you are a beneficial owner of common shares, you should contact your broker, investment dealer, financial institution or other nominee who holds your common shares to provide instructions regarding your participation in the plan and to inquire about any applicable deadlines that the nominee may impose or be subject to and to confirm what fees, if any, the nominee may charge to enroll all or any portion of your common shares in the plan on your behalf or whether the nominee’s policies might result in any costs otherwise becoming payable by you.

Continued Enrollment

Once you have enrolled in the plan (other than through CDS or DTC), you will automatically remain enrolled until you discontinue participation, until we terminate the plan or if you change your residence to a country other than Canada, the United States or United Kingdom and residents of your new country are not eligible to participate in the plan (see “Amendment, Suspension or Termination”).

CDS or DTC, as applicable, will provide instructions to Computershare regarding the extent of its participation in the plan, on behalf of beneficial owners of common shares, in respect of every dividend payment date on which cash dividends otherwise payable to CDS or DTC, as applicable, as shareholder of record, are to be reinvested under the plan.

Any common shares acquired outside of the plan which are not registered in exactly the same name or manner as common shares enrolled in the plan will not be automatically enrolled in the plan. If you purchase additional common shares outside the plan, you are advised to contact Computershare to ensure that all common shares you own are enrolled in the plan.

Death will not affect your election to participate. Upon death, your participation will remain effective until terminated by the personal representative of your estate or by us.

Certain Limitations

You may not transfer the right to participate in the plan to another person.

Subject to applicable law and regulatory policy, we reserve the right to determine, from time to time, a minimum number of common shares that a participant must hold in order to be eligible to participate in, or continue to participate in, the plan. Without limitation, we further reserve the right to refuse participation in the plan to, or terminate the participation of, any person who, in our sole opinion, is participating in the plan primarily with a view to arbitrage trading, whose participation in the plan is part of a scheme to avoid applicable legal requirements or engage in unlawful behavior or has been artificially accumulating our securities, for the purpose of taking undue advantage of the plan to our detriment. We may also deny the right to participate in the plan to any person or terminate the participation of any participant in the plan if we deem it advisable under any laws or regulations.

METHOD OF PURCHASE

Under the terms of the plan, if you are a holder of common shares, through the participation form you may direct Computershare to reinvest all cash dividends on all common shares registered in your name to purchase newly issued common shares. You will not be entitled to direct payment of less than 100% of all cash dividends on the common shares you own. Cash dividends payable on common shares registered for a participant in the plan, after deduction of any applicable withholding tax, will be paid to Computershare and applied automatically by Computershare on each dividend payment date to the purchase of common shares for that participant. Your account (or, in the case of CDS and DTC, credited by Computershare to CDS and DTC respectively, which will each in turn credit the accounts of the applicable CDS participants or DTC participants, respectively) will be credited with the number of common shares, including fractions, equal to the cash dividends reinvested for you divided by the applicable purchase price for the common shares.

PURCHASE PRICE

The purchase price of common shares to be purchased on your behalf with reinvested cash dividends on your common shares will be the weighted average trading price for the common shares on the Toronto Stock Exchange for the five trading days preceding the record date for the dividend. Participants will not be charged any brokerage commissions or service charges and all administration costs of the plan will be paid by us. Any cash dividends payable in currencies other than Canadian currency will be converted into Canadian dollars at the Bank of Canada noon rate for Canadian dollars on the record date for the dividend (or the next business day if this day is not a business day).

FRACTIONAL COMMON SHARES

Computershare will credit your account with fractions of common shares and dividends in respect of such fractions to allow full investment of eligible funds. The rounding of any fractional interest shall be determined by Computershare using such methods as it deems appropriate in the circumstances.

PLAN ADMINISTRATION

Computershare, as agent for plan participants, will administer the plan. Its responsibilities include:

•                  receiving eligible funds;

•                  purchasing and holding the common shares accumulated under the plan;

•                  reporting regularly to the participants; and

•                  other duties required by the plan.

Common shares purchased under the plan will be registered in the name of each participant and will be held by Computershare in the accounts of participants. We will pay all costs of administering the plan, including the fees and expenses of Computershare. Computershare will be paid fees for its services as may, from time to time, be agreed upon by Computershare and us.

REPORTS TO PARTICIPANTS

Computershare will maintain a separate account for each participant in the plan. You will receive from Computershare a detailed statement of your account following each dividend payment (or, in the case of CDS participants and DTC participants, CDS or DTC, as the case may be, will receive such statement on behalf of beneficial owners participating in the plan). This statement will set out the record date, the dividend payment date, the amount of cash dividend paid on your common shares, the amount of any applicable withholding tax, the number of common shares purchased through the plan with respect to such dividend, the purchase price per common share and the updated total number of common shares being held by Computershare for a participant’s account.

TERMINATION FROM THE PLAN

You may terminate your participation in the plan at any time by writing to Computershare if you are a registered holder (or in the case of beneficial owners, by making arrangements to terminate your participation through your nominee). Computershare must receive your notice of termination at least five business days before the record date for the next dividend payment. If Computershare receives your termination request after this date, the withdrawal will be effective the day following the dividend payment date. When a registered holder withdraws from the plan, certificates for whole common shares credited to its account under the plan will be issued, and a cash payment will be made to you for any fraction of a common share based upon the closing price of the common shares on the Toronto Stock Exchange on the day immediately preceding the effective date of termination.  Certain registered holders may alternatively request a DRS transfer (book entry registration without a certificate).  Thereafter, cash dividends on any of our common shares that a registered holder continues to hold will be paid to you and will not be reinvested. Death will not affect a registered holder’s election to participate in the plan which will remain effective until terminated by a personal representative.

CERTIFICATES FOR COMMON SHARES

All common shares purchased pursuant to the plan will be credited to your individual account held by Computershare if you are a registered holder. This protects a registered holder against the loss, theft or destruction of share certificates. If a registered holder requests, in accordance with this paragraph, or if a registered holder withdraws from the plan or if the plan terminates, Computershare will issue and deliver certificates for all whole common shares credited to an account. The number of common shares held for a registered holder under the plan (less any common shares for which certificates have been delivered) will be shown on a statement of account. A registered holder may request delivery of share certificates by writing to Computershare; however certificates for less than five common shares will not be issued except upon withdrawal from or termination from the plan. In no event will certificates be issued for fractional shares. Certificates will be sent to a registered holder after Computershare receives a written request.

Accounts under the plan are maintained in the names in which the common shares of the participants were registered at the time they enrolled in the plan. Consequently, certificates for shares will be similarly registered when issued.

Certain registered holders may alternatively request a DRS transfer (book entry registration without a certificate).

SHAREHOLDER VOTING

For any meeting of shareholders, your common shares will be voted as you direct or you may vote by proxy or in person at the meeting of shareholders. A fractional share does not carry the right to vote.

RIGHTS OFFERINGS

If we have a rights offering pursuant to which holders of our common shares may subscribe for additional common shares or other securities, rights attributable to fractional interests held for participants under the plan will be sold by Computershare and the net proceeds will be used to acquire additional common shares and participants’ respective entitlements thereto will be credited to their accounts.

STOCK SPLITS AND STOCK DIVIDENDS

Common shares distributed pursuant to a stock dividend or a stock split on shares held by Computershare for a participant under the plan will be retained by Computershare and credited by Computershare proportionately to the accounts of the participants in the plan.

LIABILITY OF THE COMPANY AND COMPUTERSHARE

We and Computershare, in administering the plan, are not liable for any act or omission to act, including, without limitation, any claims of liability: (a) with respect to receipt or non-receipt of any payment, form or other writing purported to have been sent to us or Computershare; (b) actions taken as a result of inaccurate and incomplete information or instructions; (c) in respect of any decision to amend, suspend, terminate or replace the plan in accordance with the terms hereof; (d) in respect of the involuntary termination of your participation in the plan in the circumstances described herein; (e) with respect to the prices at which common shares are purchased for your account and the times such purchases are made; or (f) in respect of income taxes or other liabilities payable by any participant or beneficial owner in connection with their participation in the plan.

Neither we nor Computershare can assure a profit or protect against a loss on common shares purchased under the plan.

Both we and Computershare shall have the right to reject any request regarding enrollment, withdrawal or termination from the plan if such request is not received in proper form. Any such request will be deemed to be invalid until any irregularities have been resolved to our satisfaction and/or Computershare’s satisfaction. Neither we nor Computershare are under any obligation to notify any shareholder of an invalid request.

AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

We reserve the right to amend, modify, suspend or terminate the plan at any time, but such actions shall have no retroactive effect that would prejudice your interests. Computershare will notify you in writing of any modifications made to the plan that in our opinion may materially prejudice participants. Generally, no notice will be given to participants regarding amendments to the plan intended to cure, correct or rectify any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions. If we terminate the plan, Computershare will remit to registered holders as soon as possible, certificates for whole common shares held in their accounts under the plan and cash payments for any fraction of a common share based upon the closing price of the common shares on the Toronto Stock Exchange on the day immediately preceding the effective date of termination of the plan. If we suspend the plan, Computershare will make no investment on the dividend payment date immediately following the effective date for such suspension. Any common share dividends subject to the plan and paid after the effective date of such suspension will be remitted by Computershare to the participants to whom these are due.

NOTICES

All notices from Computershare to participants will be addressed to registered holders at their last known address on Computershare’s register. All notices, requests, elections or instructions under the plan required or permitted to be given to Computershare should be in writing and signed by you and should be sent to the following address:

Computershare Trust Company of Canada
Attention: Dividend Reinvestment Department
100 University Avenue, 9th Floor
Toronto, Ontario M5J 2Y1
Canada

Tel:	(800) 564-6253 (in Canada and the United States)
(514) 982-7270 (from any country)
Fax:	(888) 453-0330
Email:	service@computershare.com
Website URL:	www.computershare.com

GENERAL

We reserve the right to interpret and regulate the plan as we deem necessary or desirable and any such interpretation or regulation will be final.

Unless the context requires otherwise, words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include feminine and neuter genders and vice versa, and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

GOVERNING LAW

The plan shall be governed and construed in accordance with the laws in force of the Province of Ontario, Canada.